                                            EXHIBIT 10.7
[On Castellum Letterhead]

                                February 22, 2024

Mr. Robert Eisiminger
VIA EMAIL

    Re: Letter Agreement regarding promissory notes

Dear Bob:

This Letter Agreement sets forth our agreement regarding your existing $6,400,000 of promissory notes owed by Castellum, Inc. (“Castellum”) and one or more of its affiliates to you. We have agreed as follows:

1. $5.6 million note. You have agreed to extend the maturity date of your $5.6 million Amended and Restated Promissory Note issued in August 2021 to August 31, 2026.
2.Other $800,000 in notes. You have agreed to extend the maturity date of $400,000 of your remaining $800,000 of notes (specifically, to extend the note dated February 2022) to August 31, 2026. The other $400,000 shall be paid to you on the date hereof. As a result, the total notes outstanding shall be $6.0 million as of the date hereof.
3.Interest rate of 7.5%, then 8.0%. We have agreed that the interest rate on the remaining $6.0 million of notes shall be 7.5% until February 1, 2025 at which time the rate shall increase to 8.0%. All other terms of the notes (except the interest rate and maturity date) shall remain unchanged. Interest shall be paid monthly in a single wire ACH transfer.
4.Subordination. You have agreed to sign a standard subordination agreement with Live Oak Bank substantially similar to what you previously have executed with them.
5.Payment. You will provide us with wire instructions for the payment of $400,000 to you. Such wire shall come from Live Oak Bank.

Thank you, as always, for your strong support of Castellum.

                                    Sincerely,

                                    /s/ Mark Fuller

                                    Mark Fuller, CEO

Agreed to:
ROBERT EISIMINGER

/s/ Robert Eisiminger